Sub-Item 77Q1(d): Copies of Constituent Instruments Defining the
Rights of Shareholders Referred to in Sub-Item 77I

Effective September 29, 2017, the Goldman Sachs MLP & Energy Fund commenced offering Class A Shares, Class C Shares, Institutional Shares, Investor Shares, Class R Shares and Class R6 Shares (the "Shares"). The terms of the Shares for the Fund are described in Post-Effective Amendment No. 628 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on September 29, 2017 (Accession No. 0001193125-17-299418).
Amendment No. 96 dated April 19, 2017 to the Registrant's Agreement and Declaration of Trust dated January 28, 1997, which established the Shares for the Fund, is incorporated herein by reference to Exhibit
(a)(97) to Post-Effective Amendment No. 610 to the Registrant's Registration Statement on Form N-1A filed with the Securities and Exchange Commission on April 27, 2017 (Accession No. 0001193125-17-139902).